Exhibit 99.1

FOR IMMEDIATE RELEASE

Trans World Corporation Announces the Acquisition of

a Four-Star Hotel in Hann Münden, Germany

NEW YORK — June 19, 2015 - Trans World Corporation (“TWC” or the “Company”) (OTCQB: TWOC), a premier owner and operator of casinos and hotels in Europe, today announced that, on June 16, 2015, it acquired Hotel Freizeit Auefeld, a modern, four-star, business and leisure hotel property, located in Hann Münden, Germany.

Mr. Rami Ramadan, Chief Executive Officer of TWC commented, “We selected our latest acquisition, the Hotel Freizeit Auefeld, because of its location; the quality of the facility; the price point; and most importantly, the hotel’s performance and future potential.  This hotel is the only full-service property in the area, and therefore has a broad target market as it caters to both business and leisure travelers to the region.  We secured Hotel Freizeit Auefeld under favorable terms, and we expect it to be immediately cash flow positive, excluding one-time expenditures in 2015 related to services and fees connected with the acquisition.

“Hotel Freizeit Auefeld complements our Hotel Columbus, near Frankfurt/Seligenstadt, which is approximately two hours away by car. Furthermore, its proximity will allow one hotel director to manage both properties. I am confident that these two properties will contribute to TWC’s stable foundation and the overall growth of the Company for many years to come.”

Summary of the Transaction

The total project cost for the acquisition will be approximately $6.1 million, including the cost to update and partially renovate the Hotel and the 5% real estate transfer taxes on the estimated value of the buildings applicable in the German State of Lower Saxony.  Approximately 22.4% of the acquisition, or $1.3 million, will be funded through cash from TWC’s operations, with the balance coming in the form of approximately $2.5 million in seller-financing, with terms of 3.0% annual interest and amortization over 10 years, and from assumed debt from a local German bank, of approximately $2.2 million, which TWC intends to refinance in 2015 with the same lender at agreed upon terms of 2.99% annual interest, fixed for 10 years, and amortization over 15 years.  In Year 11, TWC will have the option to retire the remaining principal or to refinance it at prevailing interest rates.

As a part of the Agreement, the economic effect of the acquisition will be recorded on the Company’s books retroactive to June 1, 2015.

Hotel Freizeit Auefeld — Property Highlights

The assets acquired include:

•                  the 93-room hotel building and contents;

•                  three food and beverage outlets;

•                  ten meeting rooms;

•                  an adjoining 13,000 square foot event hall;

•                  an adjoining tennis complex, with three indoor courts;

•                  several additional recreational areas;

•                  an independent townhouse containing one six room and one four-room apartment; and

•                  the ground lease rights for an additional 70 years to the land upon which the hotel assets stand , the contract for which includes both a right of first refusal buyout and renewal options in favor of the Company.

About Trans World Corporation

Trans World Corporation, founded in 1993, is a publicly traded, Nevada corporation, headquartered in the U.S., with all of its gaming and hotel operations in Europe. Additional information about TWC can be found on the Company’s website at www.transwc.com.

The press release herein may contain certain forward-looking statements and data regarding operating trends and future results of operations. For this purpose, any statements and data contained herein that are not historical fact may be deemed to be forward-looking data. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipates,” “estimates,” or “continue” or comparable terminology or the negative thereof are intended to identify certain forward-looking statements.  These statements, by their nature, involve substantial risks and uncertainties, both known and unknown, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. Such risks include but are not limited to, our dependence on our current management, the regulatory environment in which our operations reside, uncertainties over the development and success of our current and future gaming and hotel operations, general global macroeconomic and local economic conditions, extreme weather, and changes in tax or gaming laws or regulations. Additional information concerning potential factors that could affect the Company’s financial results, including other risks and uncertainties, is disclosed in our periodic reports filed with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2013. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statements or data whether as a result of new information, future events or otherwise.

Contacts:

Trans World Corporation	The Equity Group Inc. (Investor Relations Representative)
www.transwc.com	www.theequitygroup.com

Jill Yarussi, Manager of Communications	Terry Downs, Associate
JYarussi@transwc.com	TDowns@equityny.com
212-983-3355	212-836-9615

Adam Prior, Senior Vice President
APrior@equityny.com
212-836-9606

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